DEAN HELLER	Entity # C15297-2004
Secretary of State	Document Number: 20060824162-51
206 North Carson Street	Date Filed: 12/26/2006 10:45:32 AM
Carson City, NV 89701-4299	In the office of:
(775) 684 5708	/s/ Dean Heller
Website: secretaryofstate.biz	Dean Heller
Secretary of State

Certificate of Amendment

(Pursuant to NRS 78.380)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.380 – Before Issuance of Stock)

1.	Name of Corporation: RxBids

2.	The articles have been amended as follows (provide article numbers, if available):

Article III re, capitalization shall be amended to read:

The Company does hereby authorize the issuance of up to 20, 000,000 shares of common stock with a par value of .01.

3.	The undersigned declare that they constitute at least two-thirds of the incorporators ☐, or of the board of directors ☒ (check one box only)

4.	Effective date of filing (optional):	12/26/06

5.	The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued.

6.	Signatures*

/S/ Mack Bradley
Signature	Signature

*	If more than two signature, attach an 8 ½ x 11 plain sheet with the additional signatures.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.